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                                                                Exhibit 99.15



SUPPLEMENTAL SCHEDULE - CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

RATIO OF EARNINGS TO FIXED CHARGES (NOONEY INCOME FUND LTD II LP):



                                                                                         THREE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,               MARCH 31,   MARCH 31,
                                      ------------------------------------------------  ---------   ---------
(000'S)                                 1995      1996      1997      1998      1999       1999       2000
Earnings:
  Pretax income (loss)                $    210  $     84  $     64  $    364  $     65   $    (20)  $     81

Fixed Charges:
  Interest expense                           1       614       596       584       554        134        147
                                      --------  --------  --------  --------  --------   --------   --------

                 Total fixed charges         1       614       596       584       554        134        147

                 Total earnings            211       698       660       948       619        114        228

                 Total fixed charges         1       614       596       584       554        134        147

Ratio of earnings to fixed charges      211.00      1.14      1.11      1.62      1.12       0.85       1.55
                                      ========  ========  ========  ========  ========   ========   ========

  Deficiency to cover fixed charges         --        --        --        --        --         20         --
                                      ========  ========  ========  ========  ========   ========   ========
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